Exhibit 10.1

Deed of Lease

dated as of July 14, 2008

between

James Center Property LLC

and

Xenith Bank (in organization)

17th Floor

One James Center

Richmond, Virginia

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13.	SURRENDER OF PREMISES		18

14.	HOLDING OVER		18

15.	DAMAGE BY FIRE OR OTHER CASUALTY		19

	15.01	SUBSTANTIAL UNTENANTABILITY	19
	15.02	INSUBSTANTIAL UNTENANTABILITY	19
	15.03	RENT ABATEMENT	20
	15.04	TENANT’S RESTORATION	20

16.	EMINENT DOMAIN		20

	16.01	PERMANENT TAKING	20
	16.02	INSUBSTANTIAL TAKING	20
	16.03	COMPENSATION	20

17.	INSURANCE		21

	17.01	TENANT’S INSURANCE	21
	17.02	LANDLORD’S INSURANCE	22

18.	RULES AND REGULATIONS		22

19.	LANDLORD’S RIGHTS		22

20.	ESTOPPEL CERTIFICATE		23

21.	[INTENTIONALLY OMITTED]		23

22.	TENANT’S SHARE OF INCREASES IN OPERATING COSTS		23

	22.01	DEFINITIONS	23
	22.02	TENANT’S SHARE OF INCREASES IN OPERATING COSTS	25
	22.03	PROJECTIONS	25
	22.04	READJUSTMENTS	25
	22.05	PARTIAL OCCUPANCY	26
	22.06	BOOKS AND RECORDS	26

23.	REAL ESTATE BROKERS		26

24.	SUBORDINATION AND ATTORNMENT		26

	24.01	SUBORDINATION	26
	24.02	ATTORNMENT	27

25.	NOTICES		27

26.	MISCELLANEOUS		27

	26.01	LATE CHARGES	27
	26.02	ENTIRE AGREEMENT	27
	26.03	NO OPTION	27
	26.04	ACCORD AND SATISFACTION	28
	26.05	BINDING EFFECT	28

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26.06	FORCE MAJEURE	28
26.07	CAPTIONS	28
26.08	APPLICABLE LAW	28
26.09	TIME	28
26.10	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	28
26.11	RELATIONSHIPS	29
26.12	INVALIDITY	29
26.13	LIMITATION OF LANDLORD’S LIABILITY	29
26.14	TRANSFER OF LANDLORD’S INTEREST	29
26.15	RIDERS	29

LIST OF EXHIBITS:

EXHIBIT A	-	Plan of Premises
EXHIBIT A-1	-	Legal Description of the Land on which the Building is Located
EXHIBIT B	-	Rules and Regulations
EXHIBIT C	-	Work Letter
EXHIBIT D	-	Form of Subordination, Nondisturbance and Attornment Agreement
EXHIBIT E	-	HVAC Specifications
EXHIBIT F	-	Schedule of Certain Services
EXHIBIT G	-	Lobby Directory
EXHIBIT H	-	Safe and Fire Cabinet

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DEED OF LEASE

1. BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS

1.01 BASIC LEASE PROVISIONS

A.	BUILDING AND ADDRESS:

ONE JAMES CENTER

901 East Cary Street

Richmond, Virginia 23219

B.	LANDLORD AND ADDRESS:

JAMES CENTER PROPERTY LLC,

a Delaware limited liability company

Box 90096C

Richmond, Virginia 23218

Or, for items sent by overnight courier service rather

than by U.S. Mail, the following address:

1051 East Cary Street, Suite 610

Richmond, Virginia 23219

With a copy of all notices to Landlord to:

JEMB Realty Corp.

150 Broadway, Suite 800

New York, New York 10038

C.	TENANT AND NOTICE ADDRESSES:

XENITH BANK, a Virginia banking corporation (in organization)

BEFORE TENANT OCCUPIES PREMISES:

300 Arboretum Place

Suite 550

Richmond, Virginia 23236

Attn:    Mr. Thomas W. Osgood

    Chief Financial Officer, Chief Administrative Officer

    and Treasurer

AFTER TENANT OCCUPIES PREMISES:

One James Center

17th Floor

901 East Cary Street

Richmond, Virginia 23219

Attn:   Mr. Thomas W. Osgood,

 Chief Financial Officer, Chief Administrative Officer

 and Treasurer

D.	DATE OF LEASE: , 2008

E.	LEASE TERM: From the Commencement Date through the Expiration Date

F.	COMMENCEMENT DATE OF TERM: November 1, 2008

G.	EXPIRATION DATE OF TERM: December 31, 2013, subject to any Extension Periods under Section 2.02 below

H.	RENT COMMENCEMENT DATE: June 1, 2009

I.	BASE RENT: Base Rent shall be the following amounts:

	Annual Amount	Monthly Amount
Lease Year 1:	$411,340.50	$34,278.38
Lease Year 2:	$419,567.31	$34,963.94
Lease Year 3:	$427,958.66	$35,663.22
Lease Year 4:	$436,517.83	$36,376.49
Lease Year 5*:	$259,728.14	$37,104.02

Extension Periods (if any)            See Section 2.02 below.

*	Lease Year 5 contains seven (7) instead of twelve (12) months

For purposes of this Lease, “Lease Year 1” is the period beginning on the Rent Commencement Date set forth in Section 1.01H above (the “Rent Commencement Date”) and continuing through May 31, 2010, and each subsequent “Lease Year” is a twelve (12) consecutive month period beginning on the day that immediately follows the expiration of the preceding Lease Year (i.e., Lease Year 2 will be the twelve (12) consecutive month period beginning on June 1, 2010; Lease Year 3 will be the twelve (12) consecutive month period beginning on June 1, 2011, and so on, except that Lease Year 5 shall expire on December 31, 2013).

J. RENTABLE AREA OF THE PREMISES: Sixteen Thousand One Hundred Thirty One (16,131) rentable square feet, which Landlord and Tenant agree and confirm (i) shall be the Rentable Area of the Premises for all purposes under this Lease, and (ii) shall not be subject to remeasurement for so long as this Lease shall be in effect (but shall be subject to increase upon any expansion of the Premises as provided in this Lease).

K. SECURITY DEPOSIT: None

L. FLOOR: 17

M. TENANT’S BROKER: Grubb & Ellis (Landlord’s broker being Thalhimer Commercial Real Estate)

N. TENANT’S PROPORTIONATE SHARE: Three and 84/100 percent (3.84%), which Landlord and Tenant agree and confirm shall be the Tenant’s Proportionate Share of Increases in Operating Costs, as defined in Section 22.01 below, for all purposes under this Lease.

O. TENANT’S SHARE OF INCREASES IN OPERATING COSTS: Increases in Operating Costs, as defined in Section 22.01 below, multiplied by Tenant’s Proportionate Share.

P. RENTABLE SQUARE FOOTAGE OF THE BUILDING: Four Hundred Nineteen Thousand Nine Hundred Sixty-Three (419,963) rentable square feet, which Landlord and Tenant agree and confirm (i) shall be the Rentable Square Footage of the Building for all purposes under this Lease, and (ii) shall not be subject to remeasurement for so long as this Lease shall be in effect.

Q. LENDER AND LENDER ADDRESS:*

CW CAPITAL LLC

One Charles River Place

63 Kendrick Street

Needham, Massachusetts 02494

Attention:	Jeffrey M. Goodman
Re: James Center, Richmond, VA
Telecopier:	(781) 707-9397

with copies to:

CW Capital LLC

One Charles River Place

63 Kendrick Street

Needham, Massachusetts 02494

Telecopier: (781) 707-9397

or any successor servicer appointed by Lender

*	Subject to change by written notice to Tenant.

1.02 IDENTIFICATION OF EXHIBITS

The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	-	Plan of Premises
EXHIBIT A-1	-	Legal Description of the Land on which the Building is Located
EXHIBIT B	-	Rules and Regulations
EXHIBIT C	-	Work Letter
EXHIBIT D	-	Form of Subordination, Nondisturbance and Attornment Agreement
EXHIBIT E	-	HVAC Specifications
EXHIBIT F	-	Schedule of Certain Services
EXHIBIT G	-	Lobby Directory
EXHIBIT H	-	Safe and Fire Cabinet

2. PREMISES AND TERM

2.01 LEASE OF PREMISES

Pursuant to this Deed of Lease (the “Lease”), Landlord leases to Tenant and Tenant leases from Landlord the premises (“Premises”) shown on Exhibit A which are or will be contained in the office building (“Building”) located at the address stated in Section 1.01A, which Building is part of an office building complex known as the name given in Section 1.01A, upon the following terms and conditions. For purposes of this Lease, “Complex” shall mean all land, building and improvements including the “Common Areas” (hereinafter defined) associated with the Building and located on the real property described in Exhibit A-1. The Rentable Area of the Premises is as shown on Exhibit A and contains the Rentable Area as stated in Section 1.01J.

2.02 TERM

The term of this Lease (“Term”) shall commence on the date (“Commencement Date”) which is the earlier to occur of the (i) date stated in Section 1.01F, or (ii) the date Tenant first occupies all or part of the Premises for any purpose. The Term shall expire on the date (“Expiration Date”) provided in Section 1.01G, unless sooner terminated as otherwise provided in this Lease.

Extension Options

For purposes of this Lease, the initial Term of this Lease expiring on December 31, 2013 is referenced herein as the “Initial Term.” Tenant shall have two (2) options (the “Extension Options”) to extend the Initial Term and Expiration Date, each Extension Option to be for a three (3) year period (each such period an “Extension Period”). Each Extension Option is conditioned upon (i) proper exercise of the applicable Extension Option, and of the prior Extension Option for Tenant to have the right to exercise the Extension Option for the second Extension Period, and (ii) no event of default in respect of Tenant, as defined in Section 12.01, has occurred and is continuing at the time of the notice from Tenant exercising the Extension Option or at the commencement date of the Extension Period under such Extension Option. If Tenant desires to exercise an Extension Option, it must do so by written notice to Landlord on or before the date six (6) months prior to the commencement date of the Extension Period under such Extension Option, time being of the essence. The Extension Options shall terminate if an Extension Option is not timely exercised by Tenant by notice as provided in this Lease.

If Tenant timely exercises an Extension Option as provided above, the Term and Expiration Date shall be extended for the Extension Period under such Extension Option, such Extension Period to commence upon expiration of the Initial Term (for the first Extension Period) or the prior Extension Period (for the second Extension Period). Any and all such Extension Periods shall be on the same provisions as are set forth herein, with Tenant continuing to lease the Premises in its “As Is” condition during the Extension Periods, except that Base Rent shall be established as set forth below. All references to the “Term” of this Lease shall, unless the context shall clearly indicate a different meaning, be deemed to include a reference to the Initial Term and any Extension Periods as provided above.

Base Rent at the commencement of each Extension Period shall be the greater of (i) ninety five percent (95.0%) of the then existing Fair Market Rental for the Premises, or (ii) the Base Rent in effect immediately prior to the commencement of the Extension Period. The Base Rent in effect immediately prior to the commencement of the Extension Period is referenced herein as the “Minimum Initial Extension Base Rent”. “Fair Market Rental” shall mean the rent that a willing, comparable tenant would pay, and a willing, comparable landlord would accept, for similar size space in a comparable high rise office building in the downtown Richmond, Virginia high rise office building market, at arm’s length.

Fair Market Rental shall be determined as follows: upon Landlord’s receipt of Tenant’s notice of exercise of an Extension Option, the parties shall attempt to agree on the Fair Market Rental, but if the parties cannot agree on the Fair Market Rental within fifteen (15) days after Landlord’s receipt of Tenant’s written exercise of the Extension Option, then within ten (10) days after the expiration of said fifteen (15)-day period, Landlord and Tenant shall each appoint an appraiser and the two appraisers so appointed shall attempt to agree upon the Fair Market Rental. If within twenty (20) days after the date of appointment of the last appraiser appointed hereunder the two appraisers cannot agree upon the Fair Market Rental, then within five (5) days after the expiration of such twenty (20)-day period both appraisers shall submit their written opinion of Fair Market Rental to Landlord and Tenant, and the two appraisers shall then select a third appraiser and send to the third appraiser copies of both written opinions of Fair Market Rental. The third appraiser shall submit his written opinion of Fair Market Rental to both Landlord and Tenant within twenty (20) days following his appointment. If the Fair Market Rental as set by the third appraiser is an amount between the Fair Market Rental as set by the two other appraisers, then his opinion shall be final and binding on the parties hereto. If the Fair Market Rental as set by the third appraiser is lower than the lower Fair Market Rental as set by the other two appraisers, or higher than the higher Fair Market Rental as set by the other two appraisers, then the Fair Market Rental as set by the third appraiser shall be disregarded totally, and the Fair Market Rental shall be the amount computed by averaging the Fair Market Rental as set by the first two appraisers. If the two appraisers fail to agree upon the third appraiser within five (5) days after the expiration of the twenty (20)-day period they have to agree upon Fair Market Rental, then the third appraiser shall be selected by the highest ranking officer of the American Arbitration Association’s office in Richmond, Virginia (or the nearest office if there is no office in Richmond). All appraisals shall be expressed as a rental per square foot. Each appraiser shall have an M.A.I. and/or S.R.P.A. designation, be licensed in the Commonwealth of Virginia (if Virginia licenses appraisers), be disinterested and be experienced with the appraisal of office rental property in the downtown Richmond, Virginia area. Each party shall bear the fees and expenses of the appraiser appointed by it, and the parties shall equally share the fees and expenses of the third appraiser. If the appraisal process set forth above has not been completed as of the commencement date of an Extension Period, then the initial Base Rent payable during the Extension Period shall be the Minimum Initial Extension Base Rent. If and when a higher rate of Base Rent is established by the appraisal process set forth above, such higher rate (i.e., ninety five percent (95.0%) of the Fair Market Rental) shall be given effect retroactively to the commencement date of the Extension Period, and Tenant shall pay to Landlord, within ten (10) days after written notice from Landlord, the additional Base Rent that would have been paid by Tenant had Tenant paid Base Rent at the rate set by the appraisal process from the commencement date of the Extension Period.

Within each Extension Period, effective as of each anniversary of the commencement date of the Extension Period, Base Rent shall be increased by three percent (3.0%) over the Base Rent in effect for the preceding year. Throughout each Extension Period, Tenant shall continue to pay Tenant’s Share of Increases in Operating Costs.

Expansion Option

If (i) no event of default in respect of Tenant, as defined in Section 12.01, has occurred and is continuing, (ii) Tenant has exercised its first Extension Option, and (iii) space is available for lease in the Building (Tenant expressly acknowledging that all rights of Tenant to expand the Premises are subject and subordinate to the prior expansion rights of McGuireWoods, LLP and Davenport & Company LLC, and their successors or assigns), Tenant shall have the right (the “Expansion Option”) to expand the Premises by adding thereto up to 8,000 rentable square feet of space (subject to adjustment to the extent permitted below) located in the Building (location to be determined by Landlord based on location of available of space) (the “Expansion Space”). Upon written request by Tenant (which request must be made not more than twelve (12) months nor less than six (6) months prior to the commencement date of the first Extension Period, time being of the essence), Landlord shall give written notice (the “Expansion Notice”) to Tenant stating (i) whether the conditions to the Expansion Option set forth above (other than exercise of the first Extension Option) have been satisfied, and (ii) if so, the location and dimensions of the Expansion Space, as increased or decreased by up to 1,000 rentable square feet, as hereinafter contemplated. If the Expansion Notice states that the conditions to the Expansion Option (other than exercise of the first Extension Option) have been satisfied, and Tenant desires to exercise the Expansion Option, it must do so by written notice to Landlord within thirty (30) days after the later to occur of (A) Tenant receiving the Expansion Notice specifying the location and dimensions of the Expansion Space, as so increased or decreased, or (B) Tenant giving notice of exercise of the first Extension Option, time being of the essence. If Tenant requests that Landlord provide an Expansion Notice as provided above, Tenant’s request shall state the rentable square footage of Expansion Space that Tenant desires to lease, which may not exceed 8,000 rentable square feet. If Tenant exercises the Expansion Option as provided above, such Expansion Space shall be leased to Tenant as of the first day of the first Extension Period under the terms of the Lease applicable to the original Premises, except that the Expansion Space shall be leased to Tenant in its “AS IS” condition, and Landlord shall have no obligation to improve or pay any allowance for improving the Expansion Space. In addition, Landlord may increase or decrease the size of the Expansion Space requested by Tenant by up to 1,000 rentable square feet, and such proposed increase shall be reflected in the Expansion Notice. As an example, if Tenant requests that the Expansion Space contain 8,000 rentable square feet, it is the intent of the parties that the Expansion Space, as depicted in the Expansion Notice, will contain not fewer than 7,000 rentable square feet and not more than 9,000 rentable square feet. Base Rent for the Expansion Space shall at all times be at the same rate per rentable square foot applicable to the original Premises (giving effect to all increases in such rate of Base Rent as provided in this Lease). For the first Extension Period, Base Rent for the original Premises established at set forth above shall be further increased to reflect Base Rent for the Expansion Space at the same rate per rentable square foot applicable to the original Premises (giving effect to all increases in such rate of Base Rent as provided in this Lease). For the second Extension Period, if the second Extension Option is exercised by Tenant, Base Rent shall be established for the Premises, as expanded by the Expansion Space, as set forth above. Base Rent for the Expansion Space shall commence upon delivery of said space to Tenant. Tenant shall also pay Tenant’s Share of Increases in Operating Costs for the Expansion Space, with Tenant’s Proportionate Share to increase to reflect the area of the Expansion Space and be confirmed in a written notice from Landlord to Tenant.

First Refusal Right

If during the Term (i) no event of default in respect of Tenant, as defined in Section 12.01, has occurred and is continuing, (ii) the space on floor 1 of the Building currently leased by First Capital Bank becomes available for lease, and (iii) McGuireWoods, LLP and Davenport & Company LLC, and their successors or assigns, do not wish to lease such space, then Landlord shall make an offer (the “Offer”) to lease such space, including the ATM location of First Capital Bank in the Building (the “First Refusal Space”) to Tenant. The Offer shall be in writing and shall specify the square footage, availability date and terms on which Landlord would lease the First Refusal Space to Tenant. Tenant shall have fifteen (15) Business Days after receipt of any such notice to elect to lease the First Refusal Space offered on the terms offered. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are generally closed for business. If Tenant rejects any such Offer, or fails to respond to any such Offer within said period, Landlord shall be free to lease the First Refusal Space to an unaffiliated third party upon substantially the same financial terms as those contained in Landlord’s Offer. A change in any financial term to the disadvantage of the tenant, or a change in any financial term to the benefit of the tenant in the amount of two percent (2%) or less, shall not be deemed a substantial change in the term. If Landlord substantially changes any financial term on which Landlord is willing to lease the First Refusal Space to a third party, Landlord shall resubmit the Offer to Tenant with the appropriate revisions, and Tenant shall have fifteen (15) Business Days in which to accept any such revised Offer. If Tenant accepts any such Offer, the First Refusal Space shall be added to the Premises at the rental set forth in Landlord’s Offer and on the other terms and conditions set forth in Landlord’s Offer. In the event Tenant leases the First Refusal Space, Tenant’s obligation to pay Rent on such space shall commence upon delivery of said space finished as specified in Landlord’s Offer.

Tenant shall promptly execute and deliver to Landlord (i) an amendment to this Lease to be prepared by Landlord and reasonably acceptable to Tenant documenting the terms of any Extension Period or any addition of the Expansion Space to the Premises, or (ii) a new Lease to be prepared by Landlord and reasonably acceptable to Tenant for any First Refusal Space leased by Tenant, which new lease shall be co-terminous with this Lease. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to exercise an Extension Option, Expansion Option or first refusal right only so long as the original Tenant under this Lease, or a Permitted Transferee, as defined below, is occupying the entire Premises for its own use.

3. RENT

Tenant agrees to pay to Landlord at the office of the Landlord’s building manager (“Manager”), or at such other place designated by Landlord, base rent at the rates stated in Section 1.01.1 (“Base Rent”). Base Rent shall be paid monthly in advance on the first day of each month of the Term from and after the Rent Commencement Date, with the first installment of Base Rent to be paid by Tenant on June 1, 2009. Rent shall be deemed paid when received by Landlord. Base Rent shall be prorated for partial months within the Term. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease and under the work letter attached as Exhibit C (“Work Letter”), in addition to Base Rent (including without limitation Tenant’s Share of Increases in Operating Costs) shall be considered additional rent, and Base Rent and additional rent shall be collectively called “Rent”. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease. Except as otherwise expressly provided in this Lease, all Rent shall be paid without any prior notice or demand and without any deduction whatsoever.

4. [OMITTED]

5. SERVICES

5.01 LANDLORD’S GENERAL SERVICES

Landlord shall provide the following ser vices in a manner commensurate with other similar high rise buildings of similar age and quality in downtown Richmond, Virginia:

(1) Heat, ventilation and air-conditioning in the Premises, Monday through Friday from 7:30 a.m. to 6:00 p.m. and Saturday from 7:30 a.m. to 1:00 p.m., excluding national holidays, in substantial accordance with the HVAC Specifications attached hereto as Exhibit E under normal business operating conditions (subject, however, to applicable governmental requirements and restrictions) and in the absence of the use of machines, equipment or devices (other than ordinary office equipment) which affect the temperature otherwise maintained in the Premises; (2) city water from the regular Building fixtures for drinking, lavatory and toilet purposes only; (3) the cleaning and janitorial services in the Premises described in the Schedule of Services attached hereto as Exhibit F (the “Schedule of Services”) Monday through Friday, excluding national holidays; (4) customary cleaning, mowing, groundskeeping, snow removal and trash removal in the “Common Areas” (hereinafter defined); (5) washing of windows in the Premises, inside and outside, not less than two (2) times per calendar year; (6) adequate passenger elevator service in common with other tenants of the Building; (7) freight elevator service during operating hours subject to scheduling by Landlord; (8) security services substantially as described in the Schedule of Services (provided that Landlord may make reasonable changes in such security services from time to time in response to changing conditions or the requirements of new contractors); and (9) electricity for normal business usage. Additional capacity or usage shall be provided at option of Landlord (reasonably exercised) and at the sole cost of Tenant upon written request from Tenant. Except in times of emergency, or upon a casualty or other force majeure event, Tenant shall have access to the Premises and the Tenant’s Parking Spaces, as defined in Rider #2 to this Lease, twenty-four (24) hours a day/seven (7) days a week; provided, however, Landlord shall not be responsible for any restriction imposed by the owner of the Tenant’s Parking Spaces that are not located within the James Center development.

5.02 ADDITIONAL AND AFTER-HOURS SERVICES

Landlord shall not be obligated to furnish any services or utilities, other than those stated in Section 5.01 above, provided that Landlord will provide after-hours HVAC service to Tenant upon request for a charge as set forth below. If Landlord furnishes services or utilities requested by Tenant in addition to those listed in Section 5.01 or at times other than those stated in Section 5.01, Tenant shall pay to Landlord the prevailing charges for such services and utilities, as set forth in a written notice from Landlord to Tenant, within ten (10) days after billing (the initial rate of after-hours HVAC service to be $25.00 per hour, subject to adjustment from time to time during the Term to a rate not higher than the rate paid by the majority of the other tenant’s in the Building). If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant’s use of the Premises.

5.03 FAILURE TO PROVIDE SERVICES

Any failure by Landlord to furnish the services required by this Lease, or any cessation thereof resulting from causes beyond the reasonable control of Landlord, shall not render Landlord liable for damages to Tenant, be construed as an eviction of Tenant, work an abatement of Rent or relieve Tenant from fulfillment of any of its covenants or agreements in this Lease. In the event of any such failure or cessation in the provision of services, Landlord shall diligently pursue the restoration of the services promptly after Landlord’s receipt of written notice of such failure or cessation. If (i) the failure or cessation resulted from the negligence or willful act of Landlord or its agents, employees or contractors, (ii) such failure or cessation continues for a period in excess of three (3) consecutive Business Days after written notice from Tenant, and (iii) Tenant is unable to (and does not) operate its business in the Premises as a result of such failure or cessation, then the Rent or an equitable portion thereof shall be abated until the services are substantially restored to the extent reasonably necessary for Tenant to operate its business in the Premises (as reasonably determined by Landlord), but Landlord shall not otherwise be liable to Tenant for damages. No failure or cessation shall be considered to be an eviction or disturbance of Tenant’s use or possession of the Premises.

5.04 COMMUNICATIONS

Tenant shall make arrangements directly with service providers for telephone, data and other communications services in the Premises desired by Tenant. Tenant shall pay for all such services used or consumed in the Premises, including the cost of installation, maintenance and replacement of any items. Landlord shall use commercially reasonably efforts to assist Tenant in procuring and installing such services as long as Landlord is not required to bear any costs.

6. POSSESSION, USE AND ENJOYMENT

6.01 POSSESSION AND USE OF PREMISES

Tenant shall be entitled to possession of the Premises on the Commencement Date. Tenant shall occupy and use the Premises for executive and administrative offices for a bank, and as a bank branch office, only. Tenant shall not occupy or use the Premises or permit the use or occupancy of the Premises for any purpose or in any manner which: (1) is unlawful or in violation of any applicable legal, governmental or quasi-governmental requirement, ordinance or rule (including the Board of Fire Underwriters); (2) may be dangerous to persons or property; (3) may invalidate or increase the amount of premiums for any policy of insurance affecting the Building or the Complex, and if any additional amounts of insurance premiums are so incurred as a result of Tenant’s occupancy or use of the Premises, Tenant shall pay to Landlord the additional amounts within thirty (30) days after written demand therefor from Landlord, and such payment shall not authorize such use; (4) may create a nuisance, disturb any other tenant of the Building or the Complex or the occupants of neighboring property or injure the reputation of the Building or the Complex; or (5) violates the Rules and Regulations (as hereinafter defined) or any restrictions of record of which Landlord has provided Tenant with a copy.

6.02 QUIET ENJOYMENT

So long as Tenant is not in default under this Lease, Tenant shall be entitled to enjoyment of the Premises without disturbance by any party claiming by or through Landlord, subject to the terms of this Lease.

6.03 COMMON AREAS

A. For purposes of this Lease “Common Areas” shall mean all areas, improvements, space, equipment and special services in or at the Complex provided by Landlord for the common or joint use and benefit of tenants, customers, and other invitees, including without limitation garage access roads, driveways, entrances and exits, retaining walls, landscaped areas, truck serviceways or tunnels, loading docks, pedestrian walk-ways, atriums, walls, courtyards, concourses, stairs, ramps, sidewalks, washrooms, signs identifying or advertising the Complex, maintenance buildings, utility buildings, maintenance and utility rooms and closets, hallways, lobbies, elevators and their housing and rooms, common window areas, walls and ceilings in Common Areas, and trash or rubbish areas.

B. Provided no event of default under this Lease in respect of Tenant has occurred and is continuing, Tenant shall be entitled to use, in common with others entitled thereto, the Common Areas as may be designated from time to time by Landlord, subject however to the terms and conditions of this Lease and to the rules and regulations for the use thereof as may be prescribed from time to time by Landlord. If the size or configuration of the Common Areas is diminished or altered, and as long as such diminution or alteration does not materially adversely affect access to the Building, the Premises or the Tenant’s Parking Spaces, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such diminution or alteration of the Common Areas be considered a constructive or actual eviction. Notwithstanding anything to the contrary herein, under no circumstances shall Landlord be liable for any alteration or reduction of the Common Areas that is beyond the reasonable control of Landlord, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent as a result thereof, nor shall such diminution or alteration of the Common Areas be considered a constructive or actual eviction.

C. Landlord agrees to cause the main water valve and other components of the water-based fire protection and fire alarm systems for the Building to be inspected not less frequently than required by the City of Richmond Fire Marshall, to perform any repairs and make any replacements recommended during such inspections and to comply with the provisions of NFPA 25 and 72 (Standards for the Inspection, Testing, and Maintenance of Water-Based Fire Protection Systems and National Fire Alarm Code, respectively) promulgated by the National Fire Protection Association and all successors codes and standards.

7. CONDITION OF PREMISES

Subject to Tenant’s right to improve the Premises and receive the Tenant’s Allowance, in accordance with the Work Letter, Tenant shall lease the Premises in its “AS IS” condition, and Landlord shall have no obligation to perform or pay for any alteration, remodeling, decoration or improvement of the Premises, the Building, the Common Areas or the Complex.

8. ASSIGNMENT AND SUBLETTING

8.01 ASSIGNMENT AND SUBLETTING

Without the prior written consent of Landlord, Tenant shall not sublease the Premises, or assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law, court decree or otherwise. Such consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold consent in its sole discretion if the proposed subtenant, assignee or other transferee, or any affiliate of the proposed subtenant, assignee or other transferee, is (i) an existing tenant in the Building, Two James Center or Three James Center, or (ii) a person or entity that has communicated with Landlord about leasing space in the Building, Two James Center or Three James Center at any time during the six (6) month period prior to the request for Landlord’s consent. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord, together with a copy of the proposed assignment or sublease (which must be executed by the sublessee or assignee, or be submitted to Landlord with a detailed term sheet, which may be non-binding, signed by the sublessee or assignee) at least sixty (60) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease. Any sublease shall be expressly subject to the terms and conditions of this Lease, and Tenant shall pay Landlord on the first day of each month during the term of the sublease, one-half (1/2) of the excess of (i) all rent and other consideration received from the subtenant for such month over that portion of the Rent due under this Lease for said month which is allocable on a square footage basis to the space sublet over (ii) all reasonable expenses incurred by Tenant in connection with such sublease, including without limitation, brokerage commissions, tenant improvement costs and professional fees, amortized on a straight-line basis over the term of the sublease. In the event of any sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any renewal or extension of this Lease, unless Landlord agrees to a release in writing. For purposes of this Section, an assignment shall be considered to include a change in the majority ownership or control of Tenant unless the ownership interests in Tenant are publicly traded. Tenant shall pay to Landlord, as additional Rent, any and all reasonable out-of-pocket costs incurred by Landlord in connection with any sublease of the Premises or assignment of this Lease by Tenant within ten (10) days after billing by Landlord, provided that Landlord agrees that such costs payable by Tenant under this sentence shall not exceed a total of $5,000.00 for any sublease or assignment made in accordance with the requirements of this Section.

Notwithstanding the above, Tenant may, upon not less than thirty (30) days prior written notice to Landlord, assign the Lease or sublease the Premises, or any portion thereof, without the approval of the Landlord to any of the following (each a “Permitted Transferee”):

(i)	Any organization resulting from a merger or consolidation with Tenant so long as the net worth of such successor equals or exceeds the greater of (i) Tenant’s net worth as of the date immediately prior to such merger or consolidation, or (ii) Tenant’s net worth as of the date of this Lease,

(ii)	Any organization purchasing substantially all of the stock or assets of Tenant so long as the net worth of such purchaser after such purchase equals or exceeds the greater of (i) Tenant’s net worth as of the date immediately prior to such merger or consolidation, or (ii) Tenant’s net worth as of the date of this Lease, or

(iii)	Any partnership, limited liability company, or corporation that controls Tenant, is controlled by Tenant, or is under the control of a common parent company with Tenant (“control” meaning the ownership of more than fifty percent of general partnership interests of a partnership, membership interests of a limited liability company or stock in a corporation, respectively) so long as the net worth of such entity equals or exceeds the greater of (i) Tenant’s net worth as of the date immediately prior to such assignment or sublease, or (ii) Tenant’s net worth as of the date of this Lease.

No such transaction, assignment or sublease shall release Tenant from liability under this Lease. Any such transaction, assignment or sublease shall be subject to all of the terms and conditions of this Lease, and the assignee under any assignment of this Lease shall expressly assume the obligations of Tenant under this Lease pursuant to documentation reasonably satisfactory to Landlord. Tenant shall supply to Landlord the notices and documentation otherwise required for assignments and subleases by this Article, as well as documentation confirming that the requirements regarding net worth set forth above are satisfied, in the event of a transaction set forth above with a Permitted Transferee.

8.02 RECAPTURE

If Tenant desires to assign this Lease or enter into any sublease of the Premises (other than with a Permitted Transferee), Landlord shall have the option to terminate this Lease (upon a proposed assignment) or exclude from the Premises covered by this Lease the space proposed to be sublet by Tenant, effective as of the proposed assignment date or commencement date of sublease of said space by Tenant. Landlord may exercise said option by giving Tenant written notice within twenty (20) days after receipt by Landlord of Tenant’s notice of the proposed assignment or sublease. If Landlord exercises said option, Tenant shall surrender possession of the Premises (upon a proposed assignment) or proposed sublease space to Landlord on the effective date of termination or exclusion of said space from the Premises covered by this Lease, and neither party hereto shall have any future rights or liabilities with respect to the Premises (upon a proposed assignment) said or proposed sublease space under this Lease, except that Tenant shall remain liable for accrued liabilities and defaults. Effective as of the date of termination or exclusion of any portion of the Premises covered by this Lease pursuant to this paragraph, (i) the Rent shall be abated in full (upon termination due to a proposed assignment) or reduced in the same proportion as the number of square feet of Rentable Area contained in the portion of the Premises so excluded bears to the number of square feet of Rentable Area contained in the Premises immediately prior to such exclusion, and (ii) in the case of exclusion due to a proposed sublease, the Rentable Area of the Premises specified in Section 1.01J shall be decreased by the number of square feet of Rentable Area contained in the portion of the Premises so excluded, for all purposes under this Lease.

Alternatively, if Tenant desires to enter into any sublease of the Premises (other than with a Permitted Transferee), Landlord shall have the option, in Landlord’s discretion in lieu of its option in the first paragraph of this Section 8.02, to sublet from Tenant the area Tenant desires to sublease (“Leaseback Area”). If Landlord desires to exercise such option, it must notify Tenant of such election within twenty (20) days after Landlord’s receipt of Tenant’s notice of the proposed sublease. If Landlord exercise such option, Tenant automatically shall be deemed to have subleased the Leaseback Area to Landlord (“Backleasing” or “Backlease”) for the term (“Backlease Term”) of the proposed sublease referred to in Tenant’s notice to Landlord, at a sublease rent equal to the lesser of (on a per square foot basis) (a) Rent hereunder, or (b) the rent specified in the sublease proposed by Tenant. All other terms and conditions of this Lease shall remain applicable to the Leaseback Area, except such as by their nature or purport are inapplicable or inappropriate to such Backleasing, or are inconsistent with the further provisions of the following subsections of this paragraph, which further provisions shall be deemed to be part of the terms, covenants, and conditions of such Backleasing:

(i)	Landlord shall have the unqualified and unrestricted right, without Tenant’s permission or consent, to underlet the Leaseback Area in whole or in part to any person or entity, including Tenant’s proposed subtenant, for any period or periods of time not extending beyond one (1) day before the expiration of the Backlease Term, at such rentals and on such terms and conditions (including any alterations required to render the Leaseback Area suitable for occupancy by an undertenant of Landlord) as Landlord shall determine. Landlord may underlet the Leaseback Area or parts thereof separately or in combinations, as Landlord deems appropriate. The Backlease may be assigned by Landlord to any person, including Tenant’s proposed subtenant, without Tenant’s consent, but such assignment shall not be effective unless the transferee executes and delivers to Tenant a written agreement assuming all of Landlord’s obligations under the Backlease. At the expiration or sooner termination of the Backlease Term, Landlord shall have no obligations to restore or alter or improve the Leaseback Area;

(ii)	Tenant shall furnish to Landlord or its assignee or subtenant under the Backlease any consents or approvals requested under the Backlease so long as (a) Landlord furnishes such consents or approvals to Tenant and, (b) Tenant incurs no expense by reason of any such consent or approval; and

(iii)	Landlord and Tenant expressly negate any intention that any estate created by or under the Backlease shall be merged with any other estate held by either of them. At the request of either party, Landlord and Tenant shall mutually execute, acknowledge, and deliver an instrument or instruments of sublease and/or assignment to confirm and separately set forth the rent, terms, conditions and other provisions of the Backleasing or any Leaseback Area as may be appropriate.

9. MAINTENANCE

9.01 LANDLORD’S MAINTENANCE

Landlord shall, in a manner commensurate with other similar high rise buildings of similar age and quality in downtown Richmond, Virginia, maintain and make necessary repairs to the structural elements and exterior windows of the Building and the Common Areas, and, subject to Section 15.04, the electrical, plumbing, heating, ventilation and air conditioning systems of the Building and the Common Areas, except that:

A. Landlord shall not be responsible for the maintenance, repair or replacement of any such systems installed by or on behalf of Tenant which are supplemental or special to the Building’s standard systems, whether installed pursuant to the Work Letter or otherwise, or floor or wall coverings in the Premises, all of which shall be maintained and repaired by Tenant; and

B. the cost of performing any of said maintenance or repairs caused by the negligence or willful act of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or caused by the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds if any, actually collected by Landlord with regard to the damage necessitating such repairs.

9.02 TENANT’S MAINTENANCE

Tenant, at its expense, shall keep and maintain the Premises in good order, condition and repair and in accordance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of this Lease.

9.03 MAINTENANCE OF COMMON AREAS

The Common Areas shall be subject to the control, management, operation and maintenance of Landlord. Landlord shall have the right from time to time to establish, modify and enforce rules and regulations attached hereto as Exhibit B (the “Rules and Regulations”) with respect to the Common Areas. Tenant agrees to comply with the Rules and Regulations, to use commercially reasonable cause its officers, agents, contractors and employees to so comply and to use its commercially reasonable efforts to cause its customers, invitees, concessionaires, suppliers, and licensees to so comply. Landlord agrees that it shall not discriminate against Tenant or its officers, agents, contractors and employees in enforcing the Rules and Regulations. Landlord shall have the right to construct, maintain and operate lighting and other facilities in and on the Common Areas; to grant third parties temporary rights of use thereof; from time to time to change the area, level, location or arrangement of parking areas and other facilities located in the Common Areas; to close all or any portion of the Common Areas to such extent as may, in the opinion of Landlord, be legally sufficient to prevent a dedication thereof or accrual of any rights to any person or the public therein; to close temporarily all or any part of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the exercise of good business judgment, Landlord shall determine to be advisable. Landlord will operate and maintain the Common Areas in such manner as Landlord, in its sole discretion, shall determine from time to time. Notwithstanding the foregoing, no exercise of Landlord’s rights under the preceding sentence shall unreasonably impair Tenant’s access to and from the Premises or otherwise unreasonably interfere with Tenant use and enjoyment of the Premises as contemplated hereunder.

10. ALTERATIONS AND IMPROVEMENTS

10.01 TENANT’S ALTERATIONS

Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld), make or cause to be made any alterations, improvements, additions or installations in or to the Premises. If Landlord so consents, before commencement of any such work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord for approval; architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s ability to pay for such work and materials in full, and, if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. Tenant agrees to hold Landlord, the Manager and their respective agents and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work and are caused by the negligence or willful misconduct of Tenant or its agents, contractors or employees. All such work shall be done only by contractors or mechanics approved by Landlord (such approval not to be unreasonably withheld) and at such reasonable time and in such manner as Landlord may from time to time designate. Tenant shall pay the cost of all such work. Upon completion of such work, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended. All such work shall be in compliance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of applicable insurance companies. All such work shall be done in a good and workmanlike manner and with the use of good grades of materials including fire protection grades equivalent with those of the Building. Tenant shall permit Landlord, if Landlord so desires, to observe construction operations in connection with such work; provided, however, that such observation or right to observe by Landlord and the approval or disapproval of the plans and specifications for such work in any situation shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or impose any liability upon Landlord in connection with the performance of such work. All alterations improvements, additions and installations to or on the Premises shall (subject to Article 13) become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of this Lease or termination of Tenant’s right to possession of the Premises, without compensation or credit to Tenant. Notwithstanding the foregoing, nothing herein shall be deemed to require the Landlord’s consent for decorative alterations such as installation of wall coverings, hanging of paintings, prints and other wall hangings, painting of walls, replacement of carpeting or similar alterations affecting only the interior of the Premises.

Landlord hereby consents to installation by Tenant in the Premises, at Tenant’s cost, in accordance with this Article 10 and the other provisions of this Lease, of a fire cabinet and safe in accordance with the specifications and at the locations in the Premises shown Exhibit H attached hereto. Without limiting the foregoing, Tenant shall comply with all applicable legal requirements with respect to such fire cabinet and safe; remove such fire cabinet and safe from the Premises upon the expiration of the Term or earlier termination of the Lease, and repair any and all damage to the Building caused by the installation, use or removal of such cabinet and safe.

10.02 LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Complex, the Building, the Common Areas, the land which comprises the Complex, the Premises, or any part of such property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within twenty (20) days after written notice of such filing to Tenant either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount, and issued by a company reasonably satisfactory to Landlord indemnifying Landlord, Manager and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord during the aforesaid twenty (20) day period, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s reasonable expenses and attorneys’ fees.

11. WAIVER OF CLAIMS AND INDEMNITY

11.01 WAIVER

To the full extent permitted by law and subject to provisions of this Lease, Tenant hereby releases and waives all claims against Landlord, Lender, the Manager and their respective agents and employees for injury or damage to person, property or business sustained in or about the Complex, the Building or the Premises by Tenant, or its employees, agents, contractors, invitees, visitors, licensees or subtenants, other than damage caused by the negligence or willful misconduct of Landlord, the Manager or their respective agents or employees (provided that nothing in this paragraph shall limit the waiver by Tenant in Section 11.03 below).

11.02 INDEMNIFICATION

A. Subject to Section 11.03 below, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Lender, the Manager and their respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including reasonable attorneys’ fees and court costs), including those arising from any injury or damage to any person (including death), property or business (a) resulting from the occupancy or use of the Premises or use of the Common Areas by Tenant, or its employees, agents, contractors, invitees, visitors, licensees or subtenants, or (b) resulting from the negligence or willful misconduct of Tenant or its employees, agents, contractors, invitees, visitors, licensees or subtenants; provided, however, Tenant’s obligations under this section shall not apply to injury or damage resulting from the negligence or willful misconduct of Landlord, the Manager or their respective agents or employees. With respect to the obligations of Tenant pursuant to this Section 11.02A, Tenant’s insurance shall be primary and noncontributory with regard to the Premises and Tenant’s operations.

B. Subject to Section 11.01 above and Section 11.03 below, Landlord agrees to indemnify, protect, defend and hold harmless Tenant, and its agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including reasonable attorneys’ fees and court costs), arising from any injury or damage to any person (including death), property or business sustained in or about the Premises or Common Areas of the Building and resulting from the negligence or willful misconduct of Landlord or its employees, agents or contractors; provided, however, Landlord’s obligations under this section shall not apply to injury or damage resulting from the negligence or willful misconduct of Tenant, or its employees, agents, contractors, invitees, visitors, licensees or subtenants.

C. If either party receives notice of a claim that is subject to indemnification under this Section 11.02, the indemnified party shall give notice to the indemnifying party as soon as reasonably practical. The indemnified party shall permit the indemnifying party, at its expense, to assume the defense of any such claim by counsel that is selected by the indemnifying party, reasonably satisfactory to the indemnified party, and is not representing any other person or entity in the same or related matters unless agreed to in writing by the indemnified party, agreement not to be unreasonably withheld, and to settle or otherwise dispose of the same; provided, however, that the indemnified party shall have the right to participate in such defense at its expense, and to retain separate counsel at the expense of the indemnifying party and transfer the representation of the indemnified party to such separate counsel if the indemnified party, being reasonable, is dissatisfied with the performance of the counsel selected by the indemnifying party. Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, consent to the entry to any judgment, or enter into any settlement, unless such judgment or settlement provides only for the payment of money damages by the indemnifying party reasonably acceptable to the indemnified party, and unless such judgment or settlement includes a release by the claimant or plaintiff of the indemnified party and its affiliates that is reasonably acceptable to the indemnified party. If the indemnifying party fails to undertake a defense within thirty (30) days after notice from the indemnified party, then the indemnified party shall have the right to undertake the defense of, and, compromise or settle such liability or claim on behalf of, and for the account of, the indemnifying party.

D. The indemnification obligations of the parties under this Section 11.02 shall survive the expiration or earlier termination of the Lease Term with respect to any occurrences before the effective date of such expiration or termination.

11.03 WAIVER OF SUBROGATION

Notwithstanding such waiver and indemnification or anything else to the contrary contained in this Lease:

A. Tenant and its agents, contractors and employees shall not be responsible or liable to Landlord for (1) any loss, damage, cost or expense incurred by Landlord to the extent of property insurance coverage required to be obtained and maintained by Landlord under this Lease or (2) any deductible or risk retention amount applicable to such insurance coverage obtained and maintained by Landlord. Landlord shall cause its policy or policies of property insurance to contain effective waivers of subrogation for the benefit of Tenant and shall provide Tenant with confirmation that waivers of subrogation have been effected by Landlord’s property insurers for the benefit of Tenant, such confirmation and waivers to be in Landlord’s insurer’s standard form; provided, however, that the failure of Landlord to provide Tenant with such confirmation and waivers shall not affect Landlord’s obligation to cause its policy or policies of property insurance to contain effective waivers of subrogation for the benefit of Tenant.

B. Landlord, the Manager and their respective agents, contractors and employees, shall not be responsible or liable to Tenant for (1) any loss, damage, cost or expense incurred by Tenant to the extent of property insurance coverage required to be obtained and maintained by Tenant under this Lease or (2) any deductible or risk retention amount applicable to such property insurance coverage obtained and maintained by Tenant. Tenant shall cause its policy or policies of property insurance to contained effective waivers of subrogation for the benefit of Landlord and shall provide Landlord with confirmation that waivers of subrogation have been effected by Tenant’s property insurers for the benefit of Landlord and Manager, such confirmation and waivers to be in Tenant’s insurer’s standard form; provided, however, that the failure of Tenant to provide Landlord with such confirmation and waivers shall not affect Tenant’s obligation to cause its policy or policies of property insurance to contain effective waivers of subrogation for the benefit of Landlord.

12. EVENT OF DEFAULT

12.01 EVENTS OF DEFAULT

Each of the following shall constitute an event of default by Tenant under this Lease: (1) Tenant fails to pay any installment of Rent when due, and such failure is not cured within ten (10) days after written notice of such failure, provided Landlord shall not be obligated to provide more than two (2) such notices in any calendar year, and any failure by Tenant to pay Rent when due in a calendar year in which two (2) such notices have previously been given shall immediately constitute an event of default;

(2) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or under the Work Letter to be observed or performed by Tenant and fails to cure such default within fifteen (15) days after written notice to Tenant, provided that if Tenant has during said fifteen (15) day period commenced to cure a default which could not reasonably be cured in fifteen (15) days, Tenant shall have up to thirty (30) additional days to complete such cure as long as Tenant continues to pursue a cure with diligence and the default is capable of cure; (3) the interest of Tenant in this Lease is levied upon under execution or other legal process; (4) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure or upon the dissolution of Tenant, and if any such filing is made by a person or entity other than Tenant or an affiliate of Tenant, if the petition is not dismissed or otherwise terminated in respect of Tenant within sixty (60) days after written notice to Tenant of such filing; (5) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors; or (6) a receiver is appointed for Tenant or Tenant’s property.

12.02 LANDLORD’S REMEDIES

Upon the occurrence of an event of default by Tenant under this Lease, Landlord, at its option, without further notice or demand to Tenant, except as may be required by applicable law, may in addition to all other rights and remedies provided in this Lease, at law or in equity:

A. Terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including, without limitation, all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions).

B. Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent necessary, as determined by Landlord. Until Landlord does relet the Premises, Tenant shall pay Landlord monthly on the first day of each month during the period that Tenant’s right of possession is terminated, a sum equal to the amount of Rent due under this Lease for such month. If and when the Premises are relet and a sufficient sum is not realized from such reletting after payment of all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency monthly upon written demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord under this section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. If Landlord elects to terminate Tenant’s right to possession only without terminating this Lease, Landlord may, at its option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as stated in Article 13; provided, however, that such entry and possession shall be in accordance with applicable law in respect of the eviction of commercial tenants from leased premises and shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease.

C. In the event a petition is filed by or against Tenant seeking a plan of reorganization or arrangement under the Bankruptcy Code, and if any such filing is made by a person or entity other than Tenant or an affiliate of Tenant, if the petition is not dismissed or otherwise terminated in respect of Tenant within sixty (60) days after written notice to Tenant of such filing Landlord and Tenant agree, to the extent permitted by law, that the trustee in bankruptcy shall determine within ninety (90) days after commencement of the case, whether to assume or reject this Lease.

D. Each of Landlord and Tenant shall use commercially reasonable efforts to mitigate its damages upon default by the other.

12.03 ATTORNEYS’ FEES

In the event suit is brought to enforce or interpret all or any portion of this Lease, or if suit is brought for any remedy permitted hereunder, at law or in equity, the party, if any, awarded costs in a final, unappealable judgment in such suit shall be entitled to recover, as an element of such costs, and not as damages, reasonable attorneys’ fees incurred in connection with such suit. Without limiting the generality of the foregoing, attorneys’ fees shall be determined at the normal hourly rates charged by the person doing the work. A party which is not entitled to recover costs in any such suit shall not be entitled to recover its attorneys’ fees. In the event different parties are the prevailing parties on different issues, attorneys’ fees shall be apportioned in proportion to the value of the issues decided for and against the parties.

13. SURRENDER OF PREMISES

Upon the expiration or termination of this Lease or termination of Tenant’s right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in broom clean condition and in reasonably good condition considering the age of the improvements in the Premises, ordinary wear and tear and damage by casualty excepted. Upon any termination which occurs other than by reason of Tenant’s default, Tenant shall remove from the Premises all unattached and movable trade fixtures and personal property of Tenant that were paid for by Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal. In the event possession of the Premises is not immediately delivered to Landlord or if Tenant shall fail to remove any unattached and movable trade fixtures or personal property which Tenant is obligated to remove, Landlord may remove same without any liability to Tenant. Any movable trade fixtures and personal property which may be removed from the Premises by Tenant but which are not so removed upon the vacancy of the Premises shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord without any payment or credit, and Landlord may, at its option and at Tenant’s expense, store and/or dispose of such property. Without limiting the foregoing, Landlord may require that Tenant, at Tenant’s expense, upon expiration of the Term or earlier termination of the Lease, remove all cabling installed in the Premises by or at the request of Tenant. If Tenant fails to promptly remove such cabling, Landlord may remove it, and Tenant shall reimburse Landlord for the cost of such work on demand, such obligation to survive expiration or termination of this Lease.

14. HOLDING OVER

Tenant shall pay Landlord 150 percent (150%) of the Rent then applicable for each month or partial month during which Tenant retains possession of the Premises, or any part of the Premises, after the expiration or termination of this Lease, or the termination of Tenant’s right of possession of the Premises. Tenant shall indemnify Landlord against all losses, liabilities and damages sustained by Landlord by reason of such retention of possession, provided that Tenant shall not be required to indemnify Landlord for consequential damages from termination or other loss of a lease for the Premises by a replacement tenant due to delay in delivery of the Premises to the new tenant, or other consequential damages suffered by Landlord, unless Tenant retains possession for more than thirty (30) days after expiration or termination of this Lease, or the termination of Tenant’s right of possession of the Premises. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord available under this Lease or by law.

15. DAMAGE BY FIRE OR OTHER CASUALTY

15.01 SUBSTANTIAL UNTENANTABILITY

If either the Premises or the Building is rendered substantially untenantable by fire or other casualty, Landlord may elect by giving Tenant written notice within one hundred twenty (120) days after the date of said fire or casualty, either to: (1) terminate this Lease as of the date of the fire or other casualty; or (2) proceed to repair or restore the Premises or the Building (other than leasehold improvements and personal property installed by or on behalf of Tenant) to substantially the same condition as existed immediately prior to such fire or casualty.

If Landlord elects to proceed pursuant to subsection (2) above, Landlord’s notice shall contain Landlord’s reasonable estimate of the time required to substantially complete such repair or restoration. If such estimate indicates that the time so required will exceed one hundred eighty (180) days from the date of the fire or other casualty, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to Landlord not later than twenty (20) days after the date of the Landlord’s notice, in which event Tenant shall have as much time as is practicable under the circumstances (not to exceed thirty (30) days from the date of Tenant’s notice of termination) to vacate the Premises (provided that all of Tenant’s obligations under this Lease, other than the obligation to pay Rent, shall remain in effect, notwithstanding such termination of the Lease, with respect to any such period during which Tenant is vacating the Premises). If Landlord’s estimate indicates that the repair or restoration can be substantially completed within one hundred eighty (180) days from the date of the fire or other casualty, or if Tenant fails to exercise its said right to terminate this Lease, this Lease shall remain in force and effect.

15.02 INSUBSTANTIAL UNTENANTABILITY

If either the Premises or the Building is damaged by fire or other casualty but is not rendered substantially untenantable, then Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than the leasehold improvements and personal property installed by or on behalf of Tenant, to substantially the same condition as existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the Term, in which event Landlord shall have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to Tenant within thirty (30) days after the date of such fire or other casualty; provided, however, that Tenant shall have the right, by notice to Landlord within ten (10) days after receipt by Tenant of Landlord’s notice of termination, to defer the effective date of any such termination of this Lease for the least of (i) one hundred eighty (180) days after the date of such notice of termination from Landlord, (ii) the period remaining in the Term, or (iii) such lesser period as is required by Tenant, to allow Tenant time to relocate from the Premises (all of Tenant’s obligations under this Lease to remain in effect during such deferral). Landlord shall use commercially reasonable efforts to complete the repair and restoration work that it is required to perform not later than the date that is ninety (90) days after the date of the fire or other casualty, unless Landlord has the right under this Section 15.02 to terminate this Lease and does in fact do so.

15.03 RENT ABATEMENT

If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Rent shall abate for all or that part of the Premises which are untenantable on a per diem and proportionate area basis from the date of the fire or other casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises which are untenantable during such period.

15.04 TENANT’S RESTORATION

If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Tenant shall promptly and with due diligence repair and restore the leasehold improvements previously installed by or on behalf of Tenant in the Premises, but shall not be required to repair or restore its personal property (unless the damage occurs during the last twelve (12) months of the Term, in which event Tenant shall have no obligation to repair or restore leasehold improvements, provided that in no event shall Landlord be obligated to repair or restore such leasehold improvements or any personal property of Tenant).

16. EMINENT DOMAIN

16.01 PERMANENT TAKING

If all or any part of the Premises, the Building or the Complex is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Premises substantially untenantable, or if Landlord otherwise elects by written notice to terminate this Lease as a result of such condemnation, this Lease shall terminate as of the date title vests in such authority, and Rent shall be apportioned as of such date.

16.02 INSUBSTANTIAL TAKING

If any part of the Premises, the Building or the Complex is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to 16.01, Rent shall be reduced (for the period of such taking if a temporary taking) by an amount which bears the same ratio to Rent then in effect as the number of square feet of Rentable Area in the Premises so taken or condemned, if any, bears to the number of square feet of Rentable Area specified in Section 1.01J. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by or on behalf of the Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building and Complex to the extent necessary to constitute the portion of same not so taken or condemned as a complete architectural unit. In the event of any taking or condemnation described in this Section 16.02, the Rentable Area of the Premises stated in Section 1.01J and the Rentable Area of the Building as specified in this Lease, shall be reduced, respectively, for all purposes under this Lease by the number of square feet of Rentable Area of the Premises, if any, and the Building, if any, so taken or condemned as determined and certified by an independent architect selected by Landlord and licensed by the Commonwealth of Virginia.

16.03 COMPENSATION

Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority (i) an award in respect of the loss, if any, to leasehold improvements and personal property of Tenant paid for by Tenant without any credit or allowance from Landlord, and (ii) an award for the relocation costs and expenses Tenant incurs in moving to other premises. Under no circumstances shall the Tenant seek or be entitled to any compensation for the value of its leasehold estate, and no award to Tenant may reduce or diminish the compensation payable to Landlord.

17. INSURANCE

17.01 TENANT’S INSURANCE

Tenant, at its expense, shall maintain in force during the Term each of the following:

A. Commercial General Liability Insurance (current ISO form or its equivalent) in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with a General Aggregate limit per location of at least Two Million and No/100 Dollars ($2,000,000.00), and Umbrella Liability coverage in the amount of at least Four Million and No/100 Dollars ($4,000,000.00), or such other amounts as Landlord may reasonably require upon not less than six (6) months’ prior written notice. Such insurance shall be on an occurrence basis with respect to the business carried on in or from the Premises and Tenant’s use and occupancy of the Premises. Tenant further agrees that such insurance shall contain coverage for bodily injury liability, property damage liability, personal injury liability and contractual liability.

B. The equivalent of ISO Special Form Property Insurance covering Tenant’s property (including fixtures, leasehold improvements and equipment) located in the Premises, providing protection to the extent of one hundred percent (100%) of the replacement cost of such property, less a commercially reasonable deductible, and such other property insurance against such other perils and in such amounts as Landlord may from time to time reasonably require upon not less than ninety (90) days’ prior written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Complex in the area of the city stated in Section 1.01A. Tenant further agrees that such insurance shall include extra expense coverage and Business Interruption coverage in an amount sufficient to cover the Rent and other sums payable under this Lease for a period of twelve (12) months commencing with the date of loss. Property insurance amounts must be sufficient to prevent the application of co-insurance provisions in the policy or policies.

C. Statutory Workers’ Compensation Insurance and Employer’s Liability Insurance with minimum limits of at least $500,000/$500,000/$500,000, with waiver of subrogation in favor of Landlord (Tenant hereby waiving any claims against Landlord covered by such insurance).

D. Business Auto Liability Insurance which insures against bodily injury and property damage claims arising out of the ownership, maintenance or use of “any auto.” A minimum of $1,000,000 combined single limit shall apply.

Each policy of insurance required to be maintained by Tenant pursuant to this Article 17 shall be placed with insurance companies admitted to do business in the State where the Complex is located and carrying a current rating of at least A-IX in “Best’s Insurance Guide” and shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord and the Manager prior to any cancellation or reduction in coverage of the policy. Each policy of insurance required by paragraphs A and B above shall name Landlord and the Manager (with respect to the policy of insurance required by paragraph A only) as additional insureds. Prior to the commencement of the Lease Term, and annually thereafter, Tenant shall deliver to Landlord certificates of insurance evidencing the policies of insurance required by this Article 17.

17.02 LANDLORD’S INSURANCE

Landlord, at its expense, shall obtain and maintain the following insurance during the Term: (i) the equivalent of ISO Special Form Property Insurance (All Risk) covering the Building, less footings and foundations (and excluding leasehold improvements, and tenant fixtures, property and equipment), providing protection to the extent of one hundred percent (100%) of the replacement cost of such property, less a commercially reasonable deductible; (ii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Complex; and (iii) to the extent reasonably deemed necessary by Landlord, boiler/machinery insurance. Property insurance amounts must be sufficient to prevent the application of co-insurance provisions in the policy or policies.

18. RULES AND REGULATIONS

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the Rules and Regulations attached hereto as Exhibit B, as such Rules and Regulations may be reasonably modified and/or supplemented by Landlord by notice to Tenant during the Term; provided, however, that Tenant shall not be bound by or required to comply with any such modification or supplement that conflicts with an express right granted to Tenant under this Lease .

19. LANDLORD’S RIGHTS

Landlord shall have the following rights exercisable in Landlord’s reasonable judgment and without notice (except as expressly provided to the contrary) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (1) to change the name or street address of the Building or the Complex, upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building and in and about the Complex; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) to display the Premises to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building and Common Areas, provided that no such change (unless required by law) shall materially adversely affect access to the Premises or the Tenant’s Parking Spaces unless Landlord first seeks Tenant’s prior written consent, which consent shall not be unreasonably withheld; (6) to grant to any party the exclusive right to conduct any lawful business or render any lawful service in or to the Building or Complex, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder; (7) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (8) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office; (9) to close the Building or Complex after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such reasonable regulations as Landlord prescribes for security purposes; (10) to take any and all reasonable measures including inspections and repairs to the Premises or other portions of the Complex, as may be necessary or desirable in the operation or protection thereof; (11) to retain at all times master keys or pass keys to the Premises; (12) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering and leaving the Building or the Complex; and (13) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building.

20. ESTOPPEL CERTIFICATE

Tenant shall from time to time, upon not less than ten (10) days’ prior written request by Landlord or any mortgagee or ground lessor of the Complex, deliver to Landlord or such mortgagee or ground lessor (A) such financial statements regarding Tenant and containing the same information that would be contained in the Call Reports, as defined below, during any time that the Call Reports are not available for Tenant, and/or (B) a statement in writing certifying: (1) that this Lease and the Work Letter are unmodified and in full force and effect or, if there have been modifications, that this Lease and the Work Letter, as modified, are in full force and effect; (2) the amount of Rent then payable under this Lease and the date to which Rent has been paid; (3) that Tenant has no knowledge that Landlord is in default under this Lease or the Work Letter, or, if Tenant has knowledge of a default, a detailed description of Tenant’s knowledge of such default(s); (4) that Tenant is or is not in possession of the Premises, as the case may be; and (5) such other information as may be reasonably requested. Tenant shall cause to be available to Landlord at all times during the Term quarterly call reports filed by Tenant with the Federal Deposit Insurance Corporation (the “Call Reports”). Such reports currently are available online at http://www.fdic.gov, and Tenant shall inform Landlord immediately of any change in the manner of accessing the Call Reports.

21. [INTENTIONALLY OMITTED]

22. TENANT’S SHARE OF INCREASES IN OPERATING COSTS

22.01 DEFINITIONS

For the purposes of this Article 22, the following words and phrases shall have the following meanings:

A. “Adjustment Date” shall mean each January 1 occurring within the Term.

B. “Adjustment Year” shall mean each calendar or partial calendar year during the Term.

C. “Operating Costs” shall mean all costs, expenses, Taxes and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and repair of all building improvements, other improvements and land comprising the Complex and of the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in connection therewith. Operating Costs shall not include the following: (1) costs of improvement of the Premises and the premises of other tenants of the Building; (2) charges for depreciation of the buildings and improvements comprising the Complex; (3) any other capital improvements to the Complex, except with respect to the costs associated with capital improvements installed by Landlord for the purpose of reducing Operating Costs and then only the annual straight line amortization of such costs over the useful life thereof; (4) legal, accounting and other professional fees incurred by Landlord arising from the attempted or actual sale or financing of the Complex or any part thereof; (5) interest and principal payments on mortgages; (6) base ground rental payments (provided that additional rent for taxes and other costs may be included in Operating Costs); (7) salaries and other compensation of executive officers of the Manager senior to the individual Building or Complex manager; (8) cost of a membership in any professional or political organization; (9) amount of any political campaign or charitable contribution; (10) brokerage commissions, leasing commissions, tenant inducement payments and other concessions, marketing costs, legal fees and other costs and expenses incurred for or in connection with leasing space or additional space in the Building to tenants; (11) costs and expenses incurred in renovating or improving space in the Building (other than performance of Landlord’s obligations herein regarding the Common Areas); (12) costs incurred because

Landlord or another tenant violated or is alleged to have violated the terms of any lease; (13) fines or other penalties incurred due to the actual or alleged violation or failure of Landlord to timely comply with or pay amounts in respect of any contractual or legal requirement, building code, ordinance, governmental rule, regulation, law or other governmental authority; (14) costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy hazardous or toxic materials or asbestos-containing materials or the cost of any environmental audit of the Building or the Complex (provided that this provision shall not excuse Tenant from paying any such costs for which Tenant is otherwise responsible under this Lease); (15) costs or fees paid to any affiliate or entity related to Landlord or Manager that are in excess of amounts that would otherwise be payable for the same services, materials or supplies if rendered by an entity not affiliated to Landlord (provided that a management fee of up to four percent (4%) of gross revenues from the Complex may be paid to an affiliate or entity related to Landlord); (16) any costs arising from Landlord’s operation of commercial or retail concessions, services and the like within the Building or the Complex; (17) costs incurred to correct or cure title defects relating to the Complex or any portion thereof; (18) costs for purchasing, maintaining or replacing sculptures, paintings, wall hangings or other objects of fine art and costs of refurbishment or restoration of any existing fine art work located in or around the Complex, other than routine cleaning and maintenance, provided that this clause shall not exclude routine decorations that cannot reasonably be considered fine art; (19) costs of operating and maintaining any food court or exercise gym in the Complex; (20) repairs, alterations and general maintenance necessitated by the gross negligence or willful act of Landlord or Manager and their respective agents, employees and contractors; (21) operating expenses or costs with respect to any parking garage in the Complex, including without limitation, salaries, wages or other compensation and benefits, utilities, insurance, repair and maintenance, and management costs and fees incurred in connection with the operation of such garage; (22) costs associated with the operation of the business of the entity that constitutes Landlord as the same are distinguished from the costs of operation of the Building, including franchise, estate, income, recordation, inheritance, transfer or rollback taxes payable by Landlord, as well as legal and accounting fees (other than with respect to the operation of the Building); or (23) any expenditures for which Landlord has been reimbursed (other than pursuant to proration of Operating Costs, rent adjustment and escalation provisions provided in leases).

D. “Tenant’s Proportionate Share” has the meaning set forth in Section 1.01.N above.

E. “Cost Adjustment Base” shall mean the amount of Operating Costs (including Taxes) for calendar year 2009.

F. “Increases in Operating Costs” shall mean, for each Adjustment Year after calendar year 2009, the Operating Costs (including Taxes) for such Adjustment Year less the Cost Adjustment Base.

G. “Tenant’s Share of Increases in Operating Costs” has the meaning set forth in Section 1.01.0 above.

H. “Taxes” shall mean all federal, state and local governmental taxes, assessments and charges (including transit or district taxes or assessments) of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the improvements and land comprising the Complex, or of the personal property, fixtures, machinery, equipment systems and apparatus located therein or used in connection therewith (including any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes). For purposes hereof, Taxes for any year shall be Taxes which are due for payment or paid in that year, rather than Taxes which are assessed or become a lien during such year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord during such year if the Tenant contributed to the payment of the Taxes that are refunded. If a special assessment payable in installments is levied against the Complex, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal, state or local sales, use, franchise, capital stock, inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

22.02 TENANT’S SHARE OF INCREASES IN OPERATING COSTS

Beginning on January 1, 2010 and continuing throughout the Term, Tenant shall pay, on January 1, 2010, and thereafter on the first day of each month, as additional Rent, Tenant’s Share of Increases in Operating Costs. The annual amount of Tenant’s Share of Increases in Operating Costs shall be determined by Landlord as of January 1, 2010 and each subsequent Adjustment Date based on Landlord’s Projections pursuant to Section 22.03 below, and shall be subject to adjustment pursuant to Section 22.04. Monthly installments of Tenant’s Share of Increases in Operating Costs shall be 1/12th of the annual amount, and payments shall be prorated for partial years or partial months.

22.03 PROJECTIONS

For purposes of calculating Operating Costs for any Adjustment Year, Landlord may make reasonable estimates, forecasts or projections (collectively, the “Projections”) of Operating Costs for such Adjustment Year. Prior to January 1, 2010 and each subsequent Adjustment Date, or as soon thereafter as the information is available, Landlord shall deliver to Tenant a written statement setting forth the Projections of Operating Costs for the Adjustment Year in which such Adjustment Date occurs and providing a calculation of the Tenant’s Share of Increases in Operating Costs to become effective as of said Adjustment Date; provided, however that the failure of Landlord to provide any such statement shall not relieve Tenant from its obligation to continue to pay Tenant’s Share of Increases of Operating Costs at the rate, if any, then in effect under this Lease, and if and when Tenant receives such statement from Landlord, Tenant shall pay any unpaid Tenant’s Share of Increases in Operating Costs reflected thereby.

22.04 READJUSTMENTS

On or about April 1st following the end of each Adjustment Year (beginning April 1, 2011), or at such later time as Landlord shall be able to determine the actual amounts of Operating Costs for the Adjustment Year last ended, Landlord shall notify Tenant in writing of such actual amounts. If such actual amounts exceed the Projections for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of such written notice from Landlord, pay to Landlord the unpaid Tenant’s Share of Increases in Operating Costs reflected on such statement. The obligation to make such payments shall survive the expiration or earlier termination of the Term; provided, however, Tenant shall have no obligation to make any such payment unless Tenant receives written notice that such payment is due not later than one hundred eighty (180) days after the end of an Adjustment Year. If the total Tenant’s Share of Increases in Operating Costs paid by Tenant during such Adjustment Year exceeds the amount thereof payable for such year based upon actual Operating Costs for such Adjustment Year, then Landlord shall credit the excess to installments of Tenant’s Share of Increases in Operating Costs payable after the date of Landlord’s notice until the excess has been exhausted, or if this Lease shall expire prior to full application of the excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Tenant’s Share of Increases in Operating Costs within thirty (30) days after the date that the amount due to Tenant is determined. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or to pay Tenant by reason of this Section.

22.05 PARTIAL OCCUPANCY

For purposes of determining Tenant’s Share of Increases in Operating Costs for any Adjustment Year in which less than ninety-five percent (95%) of the Rentable Square Footage of the Building, as set forth in Section 1.01P above, is occupied by tenants, the amount of Taxes and Operating Costs that vary on the basis of occupancy of the Building for the Adjustment Year shall be increased to the amount that would have been payable had there been ninety-five percent (95%) occupancy in the Building during such Adjustment Year; provided, however, that in no event shall Landlord be entitled to be reimbursed (in total from all tenants of the Complex) for more than the actual increase in Operating Costs for any Adjustment Year.

22.06 BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Costs in accordance with sound accounting and management practices and shall retain such books and records for a period of one (1) year after the end of each calendar year during which such Operating Costs were paid or incurred. The books and records shall be available to Tenant for inspection upon prior reasonable notice.

23. REAL ESTATE BROKERS

Tenant represents that, except for the broker set forth in Section 1.01M above as Tenant’s Broker and Landlord’s broker (which is Thalhimer Commercial Real Estate), Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord and the Manager from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall not be responsible for the payment of any commission or any other payment to any broker in connection with this Lease, other than any commission owed to Thalhimer Commercial Real Estate under Landlord’s separate agreement with such broker and a commission owed to the broker set forth in Section 1.01M above as Tenant’s Broker under Landlord’s separate agreement with Tenant’s Broker.

24. SUBORDINATION AND ATTORNMENT

24.01 SUBORDINATION

This Lease and the rights of Tenant hereunder are expressly subject and subordinate to any ground lease of the land comprising the Complex hereafter existing (Landlord hereby confirming that the land comprising the Complex is not currently ground leased), and all amendments, renewals, modifications and extensions of and to any said ground lease, and to the lien and provisions of any mortgage now or hereafter existing encumbering the Complex, or any part thereof, or said ground leasehold estate, and all amendments, renewals and modifications and extensions of and to any such mortgage, and to all advances made or hereafter to be made upon the security of any such mortgage; provided, however, that such subordination is contingent upon Tenant being provided with a non-disturbance agreement reasonably acceptable to Tenant. As used herein, the term mortgage shall mean any first lien mortgage, deed of trust, deed to secure debt or other instruments used to secure debt. Landlord represents and warrants to Tenant that Lender, which currently holds a mortgage encumbering the Premises, has agreed to utilize the form of subordination, nondisturbance and attornment agreement attached hereto as Exhibit D and made a part hereof. Tenant agrees to execute and deliver such agreement (properly completed) upon request by Landlord, and as to any future mortgage or ground lease, Tenant agrees to execute and deliver the standard form of subordination, nondisturbance and attornment agreement of the mortgagee or ground lessor within ten (10) days after request by Landlord so long as the nondisturbance provisions thereof are reasonably acceptable to Tenant.

24.02 ATTORNMENT

In the event of the foreclosure of any such mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, or any transfer by a deed in lieu of foreclosure, or any similar transfer that is made in anticipation or upon threat of foreclosure, Tenant, at the request of the then Landlord, shall attorn to and recognize such mortgagee or purchaser in foreclosure or otherwise as Tenant’s Landlord under this Lease so long as such mortgagee or purchaser acknowledges that its ownership of the Building is subject to the rights of Tenant under this Lease. Tenant agrees to execute and deliver at any time upon request of such mortgagee, purchaser, or their successors, any instrument to further evidence such attornment.

25. NOTICES

All notices required or permitted to be given under this Lease shall be in writing and shall be deemed given and delivered upon receipt (or failure or refusal to accept delivery), after being deposited in the United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, at the addresses shown in Sections 1.01E and 1.01C hereof or such other address as either party may designate for itself from time to time by written notice to the other party. In addition, any notice to Tenant may be given by hand or courier delivery to the notice address of Tenant with a signed receipt obtained. Landlord may cause Manager or any attorney or other agent of Landlord to give any notice of Landlord hereunder, and any such notice given by Manager or any attorney or other agent of Landlord on Landlord’s behalf pursuant to Landlord’s instructions shall be effective as a notice from Landlord.

26. MISCELLANEOUS

26.01 LATE CHARGES

All delinquent Rent shall bear interest at the rate of twelve percent (12%) per annum from the date due (prior to any grace period for payment) until paid.

26.02 ENTIRE AGREEMENT

This Lease and the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. This Lease may not be modified except by document in writing executed by Landlord and Tenant.

26.03 NO OPTION

The execution and delivery by Tenant of this Lease to Landlord or the Manager shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, but the execution of this Lease by Tenant and delivery of same to Landlord or Manager does not constitute a reservation of or option for the Premises, or a commitment by Landlord to lease the Premises to Tenant. This Lease shall become effective only if and when Landlord executes and delivers it to Tenant. Landlord and Tenant represent and warrant to each other that each party has obtained all consents, approvals and authorizations required for it to execute and deliver this Lease and to perform its obligations hereunder. If Tenant is an entity, it shall, if requested by Landlord, deliver to Landlord certified resolutions of Tenant’s directors, managers or other persons with power to authorize Tenant’s actions authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder. If Tenant is a partnership, every general partner thereof shall execute this Lease, unless a lesser number is deemed sufficient in the reasonable opinion of Landlord’s legal counsel.

26.04 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

26.05 BINDING EFFECT

This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.06 FORCE MAJEURE

Neither party hereto shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease, if such party fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or such other party’s agents, employees or invitees) or any other cause beyond the commercially reasonable control of the non-performing party; provided, however, that nothing herein shall excuse Tenant’s failure to pay Rent or any other charges due to Landlord hereunder.

26.07 CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent or such Articles and Sections.

26.08 APPLICABLE LAW

This Lease shall be construed in accordance with the laws of the state in which the Complex is located.

26.09 TIME

Time is of the essence of this Lease and the performance of all obligations hereunder.

26.10 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease or the Work Letter, Landlord shall have the right (but not the obligation), after the expiration of any grace period elsewhere under this Lease or the Work Letter expressly granted to Tenant for the performance of such duty, to perform such duty on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.11 RELATIONSHIPS

The relationship between Landlord and Tenant is that of landlord and tenant and nothing herein shall be construed to give rise to any other relationship including, without limitation, a creditor and debtor relationship.

26.12 INVALIDITY

If any term(s), condition(s), covenant(s), clause(s) or provision(s) herein contained shall operate or would prospectively operate to invalidate this Lease in whole or in part, then such term(s), condition(s), covenant(s), clause(s), and provision(s) only shall be held for naught as though not herein contained, and the remainder of this Lease shall remain operative and in full force and effect.

26.13 LIMITATION OF LANDLORD’S LIABILITY

Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Complex (including without limitation the land thereunder) for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any mortgage covering the Building or of Landlord’s interest therein. No other assets of the Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim. This provision shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied between Landlord and Tenant that the Landlord’s interest hereunder and in the Building shall be subject to impressment of an equitable lien or otherwise. Nothing herein contained shall be construed to limit any right of injunction against the Landlord, where appropriate.

26.14 TRANSFER OF LANDLORD’S INTEREST

In the event of the sale, assignment or transfer by Landlord of its interest in the Building or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes in writing the obligations of Landlord hereunder, Landlord shall thereupon be released or discharged from all of its covenants and obligations hereunder, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any securities given by Tenant to Landlord to secure performance by Tenant of its obligations hereunder may be assigned by Landlord to such successor in interest of Landlord; and, upon acknowledgement by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of the Lease, Landlord shall thereby be discharged of any further obligation relating thereto. Landlord’s assignment of the Lease or of any or all of its rights herein shall in no manner affect Tenant’s obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant has first received written notice of such assignment of Landlord’s interest. Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Building and/or this Lease.

26.15 RIDERS

ALL RIDERS ATTACHED HERETO SHALL BE DEEMED TO BE A PART HEREOF AND HEREBY INCORPORATED HEREIN.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01D hereof

LANDLORD:

JAMES CENTER PROPERTY LLC, a Delaware limited liability company

By:	/s/ Joseph Jerome
Name:	Joseph Jerome
Title:

TENANT:

XENITH BANK,
a Virginia banking corporation (in organization)

By:	/s/ T. Gaylon Layfield, III
Name:	T. Gaylon Layfield, III
Title:	President & CEO